Exhibit 99.1

Digi International Reports Second Fiscal Quarter 2017 Results
Digi Smart Solutions™ Group Launches
(Minneapolis, MN, May 4, 2017) - Digi International® Inc. (NASDAQ: DGII), a leading global provider of machine-to-machine (M2M) and Internet of Things (IoT) connectivity products and services, reported revenue of $45.6 million for the second fiscal quarter of 2017 compared to $50.2 million in the second fiscal quarter of 2016. Net income for the second fiscal quarter of 2017 was $1.3 million, or $0.05 per diluted share, compared to net income for the second fiscal quarter of 2016 of $2.1 million, or $0.08 per diluted share.
EBITDA from Continuing Operations (Earnings Before Interest, Taxes, Depreciation and Amortization) in the second fiscal quarter of 2017 was $2.8 million, or 6.0% of total revenue, compared to $4.6 million, or 9.1% of total revenue, in the second fiscal quarter of 2016. Please see Reconciliation of Income from Continuing Operations to EBITDA from Continuing Operations later in this earnings release.
Stock-based compensation expense was $1.1 million in the second fiscal quarter of 2017 compared to $0.9 million in the second fiscal quarter of 2016. Stock-based compensation is included in EBITDA. Also included in EBITDA for the second fiscal quarter of 2017 was approximately $1.5 million of expenses associated with merger and acquisition (M&A) activity compared to $0.8 million of M&A activity in the second fiscal quarter of 2016.
Earlier today, Digi announced the rebranding of its Digi Cold Chain Solutions to Digi Smart Solutions™ group.
“We generated significant growth in our service offerings led by our Digi Smart Solutions group,” said Digi’s CEO and President, Ronald E. Konezny. "Our performance in our service business, however, was more than offset by softness across our product business. Our products business is continuing to transition from a custom provider to fewer offerings with broader applications.  Although our results did not meet our expectations this quarter, we remain confident in our strategy and our growth prospects.”
Acquisition Activity
SMART Temps - As previously announced on January 9, 2017, Digi purchased all of the outstanding interests of SMART Temps, LLC for approximately $29 million. SMART Temps continues to operate from its Indiana-based headquarters and extends Digi's capabilities of remote monitoring by adding pharmacies, education, blood bank, laboratory environments, and hospital settings. SMART Temps also provides real-time temperature management for markets in which Digi Smart Solutions already served, such as restaurants and grocery.
This acquisition is complementary for Digi as SMART Temps further enhances Digi's portfolio of Smart Solution's products. Digi Smart Solution's revenue is included in the Company's service revenue. This is the third acquisition by the Company since October 2015 and has resulted in Digi becoming a leader in the large and fragmented smart solutions market.
GAAP and non-GAAP results

GAAP Results from Continuing Operations
(in thousands, except per share data)	Q2 2017	Q2 2016	YTD 2017	YTD 2016
Total Revenue	$45,615	$50,162	$90,790	$100,421
Gross Profit	$21,902	$24,742	$43,355	$49,099
Gross Margin	48.0%	49.3%	47.7%	48.9%
Operating Income	$1,512	$3,653	$3,934	$6,942
Operating Income as % of Total Revenue	3.3%	7.3%	4.3%	6.9%
Income from Continuing Operations	$1,331	$2,226	$3,688	$5,357
Income per Diluted Share from Continuing Operations	$0.05	$0.09	$0.14	$0.21

Digi International Reports Second Fiscal Quarter 2017 Results

Non-GAAP Results from Continuing Operations*
(in thousands, except per share data)	Q2 2017	Q2 2016	YTD 2017	YTD 2016
Adjusted Income from Continuing Operations	$1,340	$2,292	$3,593	$5,179
Adjusted Income per Diluted Share from Continuing Operations	$0.05	$0.09	$0.13	$0.20

EBITDA from Continuing Operations	$2,758	$4,583	$6,755	$9,157
EBITDA from Continuing Operations as % of Total Revenue	6.0%	9.1%	7.4%	9.1%
* Tables with detailed reconciliations to non-GAAP information are provided at the end of this earnings release.
Business Results for the Three Months Ended March 31, 2017 and 2016

Revenue Detail QTD
(in thousands)	Q2 2017	Q2 2016	Change	% Change
Cellular routers and gateways	$11,448	$12,910	$(1,462)	(11.3)
RF	7,961	7,879	82	1.0
Embedded	11,712	13,795	(2,083)	(15.1)
Network	10,645	14,148	(3,503)	(24.8)
Total product revenue	41,766	48,732	(6,966)	(14.3)
Service	3,849	1,430	2,419	169.2
Total revenue	$45,615	$50,162	$(4,547)	(9.1)

North America, primarily United States	$29,711	$33,332	$(3,621)	(10.9)
Europe, Middle East and Africa	9,545	10,965	(1,420)	(13.0)
Asia	5,370	5,025	345	6.9
Latin America	989	840	149	17.7
Total revenue	$45,615	$50,162	$(4,547)	(9.1)
Our cellular product category includes cellular routers and all gateways, and the RF product category includes XBee® modules as well as other RF Solutions.  The embedded product category includes Digi Connect® and Rabbit® embedded systems on module and single board computers.  The network product category, which has the highest concentration of mature products, includes console and serial servers and USB connected products. Our service offerings include Digi Smart Solutions, wireless design services, revenue generated from the Digi Device Cloud platform and enterprise support services.
Total revenue fell 9.1% to $45.6 million in the second fiscal quarter 2017 from $50.2 million in the second fiscal quarter 2016.

•
Product revenue decreased by $7.0 million, or 14.3%, in the second fiscal quarter of 2017 compared to the second fiscal quarter of 2016. All product categories declined, with the exception of RF which was flat with the same quarter a year ago. Our decline in network product revenue was as expected as our customers decreased their support and maintenance of legacy hardwire network products. Embedded and cellular product revenue also declined as we had large sales to significant customers in the prior fiscal year.

•
Service revenue increased by $2.4 million, or 169.2%, in the second fiscal quarter of 2017 compared to the comparable quarter in fiscal 2016. The increase was driven primarily by the growth of our Digi Smart Solutions business, which includes $1.5 million of incremental revenue from the acquisition of SMART Temps and FreshTemp in the second fiscal quarter of 2017.

Gross profit was $21.9 million, or 48.0% of revenue in the second fiscal quarter of 2017 compared to $24.7 million, or 49.3% of revenue in the same period of the prior year, a decrease of $2.8 million. Gross profit was negatively impacted by lower revenue and product mix as the network category, which traditionally has higher margin products, declined. This

Digi International Reports Second Fiscal Quarter 2017 Results

was offset partially by an increase in service gross profit during the second quarter of fiscal 2017 compared to the same period in the prior fiscal year.
Operating income for the second fiscal quarter of 2017 was $1.5 million, or 3.3% of revenue, compared to an operating income of $3.6 million or 7.3% of revenue, for the second fiscal quarter of 2016, a decrease of $2.1 million. The operating income decline was a result of the decrease in gross profit of $2.8 million as described above, partially offset by operating expense savings of $0.7 million. Operating expenses decreased by $1.9 million in the second quarter of fiscal 2017 compared to the same period in the prior fiscal year as we recorded lower incentive compensation since plan thresholds are not expected to be met. Operating expense included $1.5 million of M&A expenses in the second fiscal quarter of 2017 compared to $0.8 million of M&A expenses in the second fiscal quarter of 2016.
Income from Continuing Operations was $1.3 million in the second fiscal quarter of 2017, or $0.05 per diluted share, compared to $2.2 million, or $0.09 per diluted share, in the second fiscal quarter of 2016.
Loss from Discontinued Operations, after income taxes had no activity in fiscal 2017, but incurred a loss of $0.1 million in the second fiscal quarter of 2016 due to expenses associated with the sale of the Etherios business in October 2015 to West Monroe Partners.
EBITDA from Continuing Operations in the second fiscal quarter of 2017 was $2.8 million, or 6.0% of total revenue, compared to $4.6 million, or 9.1% of total revenue, in the second fiscal quarter of 2016.
Please refer to the tables later in this earnings release that provide reconciliations from GAAP to non-GAAP information.
Business Results for the Six Months Ended March 31, 2017 and 2016

Revenue Detail YTD
(in thousands)	Q2 2017	Q2 2016	Change	% Change
Cellular routers and gateways	$25,204	$25,070	$134	0.5
RF	14,535	17,065	(2,530)	(14.8)
Embedded	23,553	26,923	(3,370)	(12.5)
Network	21,647	27,921	(6,274)	(22.5)
Total hardware product revenue	84,939	96,979	(12,040)	(12.4)
Service	5,851	3,442	2,409	70.0
Total revenue	$90,790	$100,421	$(9,631)	(9.6)

North America, primarily United States	$59,373	$63,900	$(4,527)	(7.1)
Europe, Middle East and Africa	19,356	21,982	(2,626)	(11.9)
Asia	9,938	10,149	(211)	(2.1)
Latin America	2,123	4,390	(2,267)	(51.6)
Total revenue	$90,790	$100,421	$(9,631)	(9.6)
Total revenue decreased 9.6% to $90.8 million in the first six months of 2017 from $100.4 million in the first six months of 2016.

•
Hardware product revenue decreased by $12.0 million, or 12.4%, in the first six months of fiscal 2017 compared to the first six months of fiscal 2016. This decrease occurred in all product categories, other than cellular routers and gateways which were flat with the first six months of the prior fiscal year. Our decline in network product revenue was as expected as our customers decreased their support and maintenance of legacy hardwire network products. Embedded and RF product revenue also declined as we had large sales to significant customers in the prior fiscal year.

•
Service revenue increased by $2.4 million, or 70.0%, in the first six months of fiscal 2017 compared to the first six months of fiscal 2016. This was driven primarily by the growth of our Digi Smart Solutions business. Service revenue includes $1.5 million of incremental revenue from the acquisition of SMART Temps and FreshTemp in the first half of fiscal 2017.

Digi International Reports Second Fiscal Quarter 2017 Results

•
Included in revenue performance for the year was a foreign currency translation decrease of $0.4 million when compared to the same period in the prior fiscal year, primarily caused by the weakening of the British Pound and Euro against the U.S. dollar.

Gross profit was $43.4 million, or 47.7% of revenue in the first six months of fiscal 2017 compared to $49.1 million, or 48.9% of revenue for the same period in the prior fiscal year, a decrease of $5.7 million. Gross profit was negatively impacted by lower revenue and product mix during the first half of fiscal 2017 compared to the same period in the prior fiscal year, driven by the decline of the network category which has higher margin products compared to our other hardware products. This was partially offset by an increase in service gross profit for the first half of fiscal 2017 compared to the same period in the prior fiscal year.
Operating income for the first six months of fiscal 2017 was $3.9 million, or 4.3% of revenue, as compared to operating income of $6.9 million, or 6.9% of revenue, for the same period in the prior fiscal year, a decrease of $3.0 million. The operating income decline was a result of the decrease in gross profit of $5.7 million as described above, partially offset by operating expense savings of $2.7 million, primarily due to lower incentive compensation since plan thresholds are not expected to be met. Operating income for fiscal 2016 included restructuring expenses of $0.8 million primarily pertaining to corporate staff and related employee termination costs associated with the merging of Digi's Dortmund, Germany and Munich, Germany offices and the consolidation of Digi's Minneapolis office into its Minnetonka headquarters, which included lease termination charges for the downtown Minneapolis office. Operating income also included $1.8 million of M&A expenses in the first half of fiscal 2017 compared to $0.8 million of M&A expenses in the second half of fiscal 2016.
Income from Continuing Operations was $3.7 million in the first six months of fiscal 2017, or $0.14 per diluted share, compared to $5.4 million, or $0.21 per diluted share, in the first six months of fiscal 2016.
Income from Discontinued Operations, after income taxes had no activity in fiscal 2017, but was $3.2 million in the first six months of fiscal 2016, or $0.12 per diluted share resulting from the sale of the Etherios business in October 2015 to West Monroe Partners.
EBITDA from Continuing Operations in the first six months of fiscal 2017 was $6.8 million, or 7.4% of total revenue, compared to $9.2 million, or 9.1% of total revenue, in the first six months of fiscal 2016. Stock compensation expense included in our EBITDA from continuing operations for the first six months of fiscal 2017 and 2016 was $2.3 million and $1.7 million, respectively.
Please refer to the tables later in this earnings release for reconciliations from GAAP to non-GAAP information.
Balance Sheet, Liquidity and Capital Structure
Digi continues to maintain a strong balance sheet. As of March 31, 2017, Digi had:

•
Cash and cash equivalents and marketable securities balance, including long-term marketable securities, of $110.2 million, a decrease of $27.4 million from the end of fiscal 2016. Digi completed two of its three acquisitions in the first half of fiscal 2017, for a total cash expenditure of $30.0 million (net of cash acquired of $0.5 million). The other acquisition was completed in October 2015. Please refer to the Condensed Consolidated Statements of Cash Flows for more information.

•	No debt.
A current ratio of 8.0 to 1, compared to 8.2 to 1 at September 30, 2016.
Customer Highlights

•
A large system integrator selected Digi’s WR44RR, rugged cellular router design for on-board rail vehicles, for CCTV control and retrofit of a major northeastern United States metropolitan commuter rail system.

•	The Digi WR44R was selected for communications of on-board vehicle fare collection for a Southeastern United States city-wide bus upgrade program.

•
An industry leading manufacturer and installer of commercial and utility-grade build automation and HVAC applications selected Digi’s WR31 cellular router for their energy management system communications.

Digi International Reports Second Fiscal Quarter 2017 Results

•	Digi’s Xbee Cellular was integrated into an energy controller for real-time data monitoring and consumption management for residential water heating systems.

•	A leading provider of moisture sensors, weather stations, and irrigation controllers integrated Digi’s Xbee Cellular for real time field data to make intelligent irrigation/water management decisions.
Digi Smart Solutions (formerly Digi Cold Chain Solutions)

•
Rapid City Area Schools is a public school district serving Rapid City, South Dakota with 25 schools and is the largest public school district in South Dakota. They have implemented the Digi SmartTemps solution for education to proactively monitor their walk in refrigeration units/milk coolers and storage rooms. Rapid City area schools saved approximately $3,000 dollars the first week of installation.

•
Digi International was awarded a sole source contract from Lauderdale County School District in Lauderdale County, Mississippi. The Digi SmartTemps solution for education was chosen to protect their school district comprised of eight schools.

•
The University of San Diego serves approximately 2,500 meals per day and has chosen the Digi SmartTemps for education solution to protect their 12 individual kitchens on campus. The University of San Diego is ranked number 17 in the nation for Best Campus Food by the Princeton Review 2017.

Non-GAAP Financial Measures

Reconciliation of Income and Income per Diluted Share from Continuing Operations to Adjusted Income and
Adjusted Income per Diluted Share from Continuing Operations
(In thousands of dollars, except per share amounts)

	Three months ended March 31,				Six months ended March 31,
	2017		2016		2017		2016
Income and income per diluted share from continuing operations	$1,331	$0.05	$2,226	$0.09	$3,688	$0.14	$5,357	$0.21
Restructuring reserve	—	—	102	NM	—	—	753	0.03
Tax effect from restructuring reserve	—	—	(36)	NM	—	—	(264)	(0.01)
Discrete tax expense (benefits)(1)	9	—	—	—	(95)	—	(667)	(0.03)
Adjusted income and adjusted income per diluted share from continuing operations (2)	$1,340	$0.05	$2,292	$0.09	$3,593	$0.13	$5,179	$0.20
Diluted weighted average common shares		27,252		25,998		27,134		26,116
*NM means not meaningful

(1)	Discrete tax benefits include reversals of tax reserves due to the expiration of statutes of limitation, and extended research and development tax credits.

(2)	Adjusted income per diluted share may not add due to the use of rounded numbers.

Digi International Reports Second Fiscal Quarter 2017 Results

Reconciliation of Income from Continuing Operations to EBITDA from Continuing Operations
(In thousands of dollars)

	Three months ended March 31,				Six months ended March 31,
	2017		2016		2017		2016
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$45,615	100.0%	$50,162	100.0%	$90,790	100.0%	$100,421	100.0%

Income from continuing operations (1)	$1,331		$2,226		$3,688		$5,357
Interest income, net	(110)		(12)		(236)		(112)
Income tax provision	148		1,155		913		1,536
Depreciation and amortization	1,389		1,214		2,390		2,376
EBITDA from continuing operations	$2,758	6.0%	$4,583	9.1%	$6,755	7.4%	$9,157	9.1%

(1)
Stock-based compensation of $1.1 million and $0.9 million for the three months ended March 31, 2017 and 2016, respectively, and stock-based compensation of $2.3 million and $1.7 million for the six months ended March 31, 2017 and 2016, respectively, is included in income from continuing operations.

Fiscal 2017 Guidance
The following guidance does not include any potential restructuring actions we may implement in future periods. The company has been evaluating strategic alternatives to reduce operating expenses in the near term, including a restructuring of certain operations in the EMEA region.
For the third fiscal quarter of 2017, Digi projects revenue to be in a range of $44 million to $47 million and income per diluted share from continuing operations to be in a range of $0.03 to $0.06.
For the full fiscal year 2017, Digi projects revenue to be in a range of $182 million to $189 million, and income per diluted share from continuing operations to be in a range of $0.24 to $0.30.
Second Fiscal Quarter 2017 Conference Call Details
As announced on April 6, 2017, Digi will discuss its second fiscal quarter results on a conference call on Thursday, May 4, 2017 after market close at 5:00 p.m. EDT (4:00 p.m. CDT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Mike Goergen, Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 3010970. International participants may access the call by dialing (262) 912-4765 and entering passcode 3010970. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 3010970 when prompted. A replay of the webcast will be available for one week through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International Inc., please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is a leading global provider of business and mission–critical machine–to–machine (M2M) and Internet of Things (IoT) connectivity products and services. We help our customers create next–generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security, relentless reliability and bulletproof performance. Founded in 1985, we’ve helped our customers

Digi International Reports Second Fiscal Quarter 2017 Results

connect over 100 million things, and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2016 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted income from continuing operations, adjusted income per diluted share from continuing operations, and EBITDA from continuing operations, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA from continuing operations does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted income and income per diluted share from continuing operations, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of EBITDA from continuing operations as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the

Digi International Reports Second Fiscal Quarter 2017 Results

impact of our capital structure and the method by which assets were acquired. EBITDA from continuing operations is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.
Investor Contact:

Mike Goergen
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: mike.goergen@digi.com

For more information, visit Digi's Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Second Fiscal Quarter 2017 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2017	2016	2017	2016
Revenue:
Hardware product	$41,766	$48,732	$84,939	$96,979
Service	3,849	1,430	5,851	3,442
Total revenue	45,615	50,162	90,790	100,421
Cost of sales:
Cost of hardware product	21,489	24,283	43,927	48,993
Cost of service	2,224	1,137	3,508	2,329
Total cost of sales	23,713	25,420	47,435	51,322
Gross profit	21,902	24,742	43,355	49,099
Operating expenses:
Sales and marketing	8,731	8,165	17,053	16,683
Research and development	6,979	7,757	13,884	15,595
General and administrative	4,680	5,065	8,484	9,126
Restructuring charge, net	—	102	—	753
Total operating expenses	20,390	21,089	39,421	42,157
Operating income	1,512	3,653	3,934	6,942
Other (expense) income, net:
Interest income, net	110	12	236	112
Other (expense) income, net	(143)	(284)	431	(161)
Total other (expense) income, net	(33)	(272)	667	(49)
Income from continuing operations, before income taxes	1,479	3,381	4,601	6,893
Income tax provision	148	1,155	913	1,536
Income from continuing operations	1,331	2,226	3,688	5,357
(Loss) income from discontinued operations, after income taxes	—	(89)	—	3,230
Net income	$1,331	$2,137	$3,688	$8,587

Basic net income per common share:
Continuing operations	$0.05	$0.09	$0.14	$0.21
Discontinued operations	$—	$—	$—	$0.13
Net income (1)	$0.05	$0.08	$0.14	$0.34
Diluted net income per common share:
Continuing operations	$0.05	$0.09	$0.14	$0.21
Discontinued operations	$—	$—	$—	$0.12
Net income	$0.05	$0.08	$0.14	$0.33
Weighted average common shares:
Basic	26,477	25,820	26,324	25,574
Diluted	27,252	25,998	27,134	26,116
(1) Earnings per share presented are calculated by line item and may not add due to the use of rounded amounts.

Digi International Reports Second Fiscal Quarter 2017 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income
(In thousands)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2017	2016	2017	2016
Net income	$1,331	$2,137	$3,688	$8,587
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	1,277	1,421	(2,478)	(446)
Change in net unrealized gain (loss) on investments	14	106	(10)	43
Less income tax (expense) benefit	(5)	(39)	4	(16)
Reclassification of realized gain on investments included in net income (1)	—	—	—	(7)
Less income tax provision (2)	—	—	—	3
Other comprehensive income (loss), net of tax	1,286	1,488	(2,484)	(423)
Comprehensive income	$2,617	$3,625	$1,204	$8,164
(1) Recorded in Other (expense) income, net on our Condensed Consolidated Statements of Operations.
(2) Recorded in Income tax provision on our Condensed Consolidated Statements of Operations.

Digi International Reports Second Fiscal Quarter 2017 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2017	September 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$71,895	$75,727
Marketable securities	36,081	58,382
Accounts receivable, net	28,720	28,685
Inventories	30,519	26,276
Receivable from sale of business	1,978	2,997
Other	4,399	3,578
Total current assets	173,592	195,645
Marketable securities, long-term	2,262	3,541
Property, equipment and improvements, net	13,613	14,041
Identifiable intangible assets, net	13,164	4,041
Goodwill	129,921	109,448
Deferred tax assets	6,974	7,295
Non-current receivable from sale of business	—	1,959
Other	153	196
Total assets	$339,679	$336,166
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,754	$8,569
Income taxes payable	131	167
Accrued compensation	4,198	10,787
Accrued professional fees	1,134	753
Unearned revenue	1,636	361
Contingent consideration on acquired businesses	1,234	513
Other	2,703	2,658
Total current liabilities	21,790	23,808
Income taxes payable	1,380	1,490
Deferred tax liabilities	532	616
Contingent consideration on acquired businesses	8,834	9,447
Other non-current liabilities	740	776
Total liabilities	33,276	36,137

Total stockholders’ equity	306,403	300,029
Total liabilities and stockholders’ equity	$339,679	$336,166

Digi International Reports Second Fiscal Quarter 2017 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended March 31,
	2017	2016
Operating activities:
Net income	$3,688	$8,587
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property, equipment and improvements	1,449	1,405
Amortization of identifiable intangible assets	941	1,001
Stock-based compensation	2,328	1,719
Excess tax benefits from stock-based compensation	(315)	(202)
Deferred income tax provision	242	1,397
Gain on sale of business	—	(2,870)
Change in fair value of contingent consideration	(684)	123
Bad debt/product return provision	296	168
Inventory obsolescence	600	834
Restructuring charges	—	753
Other	51	59
Changes in operating assets and liabilities (net of acquisitions)	(9,473)	(1,486)
Net cash (used in) provided by operating activities	(877)	11,488
Investing activities:
Purchase of marketable securities	(33,470)	(22,056)
Proceeds from maturities and sales of marketable securities	57,039	27,509
Proceeds from sale of Etherios	3,000	2,849
Acquisition of businesses, net of cash acquired	(29,994)	(2,860)
Purchase of property, equipment, improvements and certain other identifiable intangible assets	(984)	(1,209)
Net cash provided by (used in) investing activities	(4,409)	4,233
Financing activities:
Acquisition earn-out payments	(518)	—
Excess tax benefits from stock-based compensation	315	202
Proceeds from stock option plan transactions	3,246	6,267
Proceeds from employee stock purchase plan transactions	479	494
Purchases of common stock	(587)	(503)
Net cash provided by financing activities	2,935	6,460
Effect of exchange rate changes on cash and cash equivalents	(1,481)	71
Net (decrease) increase in cash and cash equivalents	(3,832)	22,252
Cash and cash equivalents, beginning of period	75,727	45,018
Cash and cash equivalents, end of period	$71,895	$67,270

Supplemental schedule of non-cash investing and financing activities:
Receivable related to sale of Etherios	$—	$4,906
Liability related to acquisition of businesses	$(1,310)	$(10,550)
Accrual for purchase of property, equipment, improvements and certain other identifiable intangible assets	$(66)	$—